Exhibit 99

Family Dollar Reports First Quarter Results

  First Quarter Net Sales Increased 12.7%
  Comparable Store Sales Increased 6.6%
  Earnings Per Diluted Share Increased to $0.69
  December Comparable Store Sales Increased Approximately 2.5%
  Management Provides Updated Guidance for FY13

MATTHEWS, N.C.--(BUSINESS WIRE)--January 3, 2013--Family Dollar Stores, Inc. (NYSE: FDO) today reported that for the first quarter of fiscal 2013 ended November 24, 2012, net sales increased to $2.42 billion and net income per diluted share for the quarter increased to $0.69.

“The investments we have made to increase our relevance to the customer are delivering results. We are driving more traffic, and we are increasing our market share,” said Howard R. Levine, Chairman and CEO. “While the near-term economic environment remains difficult to predict, I continue to be excited about the long-term opportunity for our business. We are seeing tangible benefits from our margin-enhancing investments in global sourcing and private brands, and as we work to drive further benefit from the investments we are making to expand profitability, I remain confident that our efforts will deliver stronger results as we progress through fiscal 2013 and beyond.”

Fiscal 2013 First Quarter Results

Commenting on the first quarter results, Levine said, “Early results from our sales-driving initiatives exceeded our expectations in the first quarter, resulting in more gross margin pressure than anticipated. This mix pressure, combined with expected headwinds from insurance expense, resulted in earnings that were at the low end of our guidance.”

Net sales for the quarter increased 12.7% to $2.42 billion compared to $2.15 billion in the first quarter of fiscal 2012. Sales were strongest in the Consumables category, which increased 18.5% during the quarter, driven primarily by strong growth in tobacco, food and health and beauty aids. During the quarter, the Company opened 125 new stores, closed one store, and renovated, relocated or expanded 169 stores.

Comparable store sales for the quarter increased 6.6% as a result of increased customer traffic and an increase in the average customer transaction value.

Gross profit for the quarter increased 9.1% to $826.8 million, or 34.1% of net sales, compared to $757.6 million, or 35.3% of net sales, in the first quarter of fiscal 2012. As a percentage of sales, the impact of stronger sales of lower-margin consumables, higher markdowns and increased inventory shrinkage was partially offset by higher markups and lower freight expense.

Selling, general and administrative (SG&A) expenses, as a percentage of net sales, were 28.9% in the quarter compared to 29.2% in the first quarter of fiscal 2012. Most expenses were leveraged during the quarter. Additionally, as a percentage of net sales, lower store labor expenses were offset by higher insurance expense and higher marketing expense.

The effective income tax rate in the quarter was 36.4% as compared to 37.4% in the first quarter of fiscal 2012. The decrease in the effective tax rate was due primarily to foreign tax benefits associated with the Company’s global sourcing efforts and favorable resolution of uncertain state tax positions, which were partially offset by a decrease in federal jobs tax credits.

Net income for the quarter was $80.3 million compared with net income of $80.4 million for the first quarter of fiscal 2012.

The Company’s merchandise inventories at November 24, 2012, were $1.59 billion compared with $1.30 billion at November 26, 2011. Average inventory per store at the end of the quarter was 15.1% higher than the average inventory per store at the end of the first quarter of fiscal 2012. The increase in inventories was the result of investments to expand the Company’s consumable categories, primarily health and beauty aids and food assortments.

In the quarter, capital expenditures were $196.4 million compared with $130.9 million in the first quarter of fiscal 2012. The growth in capital expenditures related to increased investments in new stores.

During the first quarter of fiscal 2013, the Company repurchased approximately 0.4 million shares of its common stock for a total cost of $25.0 million. As of November 24, 2012, the Company had the authorization to purchase up to an additional $120.8 million of its common stock.

Outlook

“The holiday selling season proved to be more challenging than we expected as customers faced increasing financial uncertainty. Comparable stores sales for December increased about 2.5%, driven primarily by strong, double-digit sales of Consumables. Discretionary categories continued to be pressured, reflecting ongoing consumer caution,” said Levine. “Despite the ongoing economic uncertainty, we expect that the investments we have made in traffic-driving categories will continue to build sales momentum through January and February, as customers focus even more on basic needs.”

The Company anticipates that many of the sales and margin trends that occurred in the first quarter will continue in the second quarter. Reflecting December results, the Company expects that comparable store sales will increase between 4% and 5% in the second quarter of fiscal 2013 and that earnings per diluted share will be between $1.18 and $1.28 per share compared with $1.15 per share in the second quarter of fiscal 2012. Consistent with the National Retail Federation Calendar, the second quarter of fiscal 2013 will include an extra week. The extra week is expected to add approximately $0.09 of earnings per diluted share to the year, which is included in the Company’s earnings guidance.

Reflecting the Company’s performance year-to-date through December, the Company now expects that diluted earnings per share in fiscal 2013 will be between $3.95 and $4.20 compared to $3.58 in fiscal 2012. The Company's outlook for fiscal 2013 is based on the following assumptions which may or may not prove valid:

  An increase in comparable store sales of between 4% and 6%;
  Approximately 500 new store openings and 70-90 store closings;
  Gross margin pressure driven primarily by an expanding mix of lower-margin consumables;
  SG&A leverage driven by a strong increase in comparable store sales;
  An effective income tax rate between 36% and 37%;
  Weighted average diluted shares of approximately 116 million; and
  Capital expenditures of between $600 million and $650 million to support new store openings, store renovations, merchandising initiatives, and expansion of the Company’s supply chain.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors today, January 3, 2013, at 10:00 a.m. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for the rest of fiscal 2013. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (888) 329-8903 for domestic US calls and (719) 325-2320 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is 7056645 or “FAMILY DOLLAR.”

A live webcast of the conference call can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, January 3, 2012.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 7,500 stores in rural and urban settings across 45 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Quarter Ended*
(in thousands, except per share amounts)	November 24, 2012	% of Net Sales	November 26, 2011	% of Net Sales

Net sales	$2,421,688	100.00%	$2,148,287	100.00%

Cost of sales	1,594,894	65.86%	1,390,715	64.74%

Gross profit	826,794	34.14%	757,572	35.26%

Selling, general and administrative expenses	699,825	28.90%	627,585	29.21%

Operating profit	126,969	5.24%	129,987	6.05%

Investment income	75	0.00%	234	0.01%

Interest expense	7,122	0.29%	6,712	0.31%

Other income	6,362	0.26%	4,923	0.23%

Income before income taxes	126,284	5.21%	128,432	5.98%

Income taxes	46,005	1.90%	48,082	2.24%

Net income	$80,279	3.32%	$80,350	3.74%

Net income per common share - basic	$0.69		$0.68
Weighted average shares - basic	115,521		117,649

Net income per common share - diluted	$0.69		$0.68
Weighted average shares - diluted	116,197		118,591

Dividends declared per common share	$0.21		$0.18

*Certain reclassifications of the amounts for fiscal 2012 have been made to conform to the presentation for fiscal 2013.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
	November 24,	November 26,
(in thousands, except per share and share amounts)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$112,267	$103,706
Short-term investment securities	9,560	51,630
Restricted cash and investments	80,884	—
Merchandise inventories	1,592,068	1,301,577
Deferred income taxes	71,557	56,477
Income tax refund receivable	—	7,181
Prepayments and other current assets	75,082	77,397
Total current assets	1,941,418	1,597,968

Property and equipment, net	1,636,189	1,355,287
Investment securities	23,489	94,543
Other assets	86,350	73,353

Total assets	$3,687,446	$3,121,151

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$209,000	$75,000
Current portion of long-term debt	16,200	16,200
Accounts payable	752,231	719,175
Accrued liabilities	316,347	271,262
Income taxes	32,618	7,753
Total current liabilities	1,326,396	1,089,390

Long-term debt	500,158	516,207
Other liabilities	277,738	263,245
Deferred gain	154,611	—
Deferred income taxes	75,950	104,608
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	11,993	11,897
Capital in excess of par	282,957	243,414
Retained earnings	1,290,436	941,572
Accumulated other comprehensive loss	(1,795)	(6,697)
Common stock held in treasury, at cost	(230,998)	(42,485)
Total shareholders' equity	1,352,593	1,147,701

Total liabilities and shareholders' equity	$3,687,446	$3,121,151

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Quarter Ended
(in thousands)	November 24, 2012	November 26, 2011
Cash flows from operating activities:
Net income	$80,279	$80,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,175	49,135
Amortization of deferred gain	(2,857)	—
Deferred income taxes	17,919	28,595
Excess tax benefits from stock-based compensation	(12,654)	(10,572)
Stock-based compensation	4,413	5,423
Loss on disposition of property and equipment,	2,860	7,173
including impairment
Changes in operating assets and liabilities:
Merchandise inventories	(165,906)	(146,917)
Prepayments and other current assets	(27,472)	(5,953)
Other assets	(2,073)	616
Accounts payable and accrued liabilities	10,003	(54,325)
Income taxes	761	5,924
Other liabilities	9,784	(6,172)
	(27,768)	(46,723)

Cash flows from investing activities:
Purchases of investment securities	(10,720)	(12,182)
Sales of investment securities	7,542	68,592
Net change in restricted cash	46,009	—
Capital expenditures	(196,386)	(130,862)
Net proceeds from sale-leaseback	1,132	—
Proceeds from dispositions of property and equipment	162	96
	(152,261)	(74,356)

Cash flows from financing activities:
Revolving credit facility borrowings	598,000	173,000
Repayment of revolving credit facility borrowings	(404,000)	(98,000)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	(24,980)	(27,435)
Change in cash overdrafts	43,138	41,819
Proceeds from exercise of employee stock options	15,578	20,752
Excess tax benefits from stock-based compensation	12,654	10,572
Payment of dividends	(24,227)	(21,128)
	199,963	83,380

Net change in cash and cash equivalents	19,934	(37,699)
Cash and cash equivalents at beginning of period	92,333	141,405
Cash and cash equivalents at end of period	$112,267	$103,706

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the First Quarter Ended
	November 24,	November 26,
(in thousands)	2012	2011	% Change
Consumables	$1,789,285	$1,509,536	18.5%
Home products	242,335	246,000	-1.5%
Apparel and accessories	178,026	186,214	-4.4%
Seasonal and electronics	212,042	206,537	2.7%
TOTAL	$2,421,688	$2,148,287	12.7%

STORES IN OPERATION:
	For the First Quarter Ended
	November 24,	November 26,
	2012	2011
Beginning Store Count	7,442	7,023
New Store Openings	125	101
Store Closings	(1)	(4)
Ending Store Count	7,566	7,120
Total Square Footage (000s)	64,927	60,846
Total Selling Square Footage (000s)	54,245	50,760

CONTACT:
Family Dollar Stores, Inc.
Investor Contact:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
Media Contact:
Josh Braverman
jbraverman@familydollar.com